SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              ####


[Advertisement appearing in newspapers commencing July 18, 1996]


To [KCPL logo] Shareholders:

           WHAT WILL WESTERN'S STOCK REALLY BE WORTH?

                      IS IT WORTH THE RISK?

Western Resources is offering to exchange its stock for your KCPL shares. Western's forecast of 1998 earnings of a combined
Western/KCPL is $2.52 per share. But we see a problem with Western's numbers. We think they just don't add up.

              ASK YOURSELF SOME IMPORTANT QUESTIONS

In making any decision based on Western's projections, we think there are three very important questions that need to be asked.
These questions and our answers are below:

1.   Do Western's projections take into account the         NO
     $105 million annual rate reduction recommended by the staff of the Kansas Corporation Commission (KCC)?

2.   Do Western's projections accurately reflect the        NO
     amount of merger-related savings achievable from a Western/KCPL combination?

3.   Do Western's projections accurately reflect the        NO
     percentage of merger-related savings which Kansas and Missouri would allow Western to retain?

    HERE'S HOW THE ANSWERS COULD IMPACT WESTERN'S STOCK PRICE

Western's Own Forecast of 1998 Earnings Per                 $2.52
Share for Western/KCPL Combination(1)

Adjustment to Reflect $105 Million Rate           -0.22
Reduction Recommended by Kansas Corporation
Commission Staff(2)

Adjustment to Reflect Overstatement of            -0.11
Merger-Related Savings by Western(3)              ______

Adjustment to Reflect Total Overstatement         -0.33     -0.33
of Western's Earnings Forecast                              _____

Revised Estimate of Western's 1998 Earnings                 $2.19
per Share for Western/KCPL Combination

IMPLIED REDUCTION IN WESTERN COMMON STOCK                  -$3.80
VALUE IN 1998 BASED ON ASSUMED PRICE/
EARNINGS RATIO OF 11.5(4)

If Western's per share earnings are overstated by $0.33 as shown in this chart, then multiplying the $0.33 overstatement by an assumed price/earnings ratio of 11.5 indicates that WESTERN'S 1998 STOCK PRICE COULD BE REDUCED BY APPROXIMATELY $3.80 PER SHARE.

Even Western acknowledges in its own Prospectus dated July 3, 1996 that:

"[T]here can be no assurance that the KCC staff's recommendations will not be adopted, or if adopted, will not have an adverse effect on Western Resources' consummation of the Offer and the Merger, on the Regulatory Plan or on Western Resources' ability to achieve its projected post-Merger dividend rates."

IF WESTERN'S PROJECTED PER SHARE EARNINGS ARE OVERSTATED, DO YOU
REALLY THINK WESTERN WILL BE ABLE TO PAY DIVIDENDS AT ITS
PROMISED RATE?
_________________________________________________________________

               VOTE FOR THE KCPL/UTILICORP MERGER
                  ON THE WHITE PROXY CARD TODAY
_________________________________________________________________

If you have any questions or need assistance in completing the WHITE proxy card, please call KCPL Investor Relations, toll free, at 1-800-245-5275 or our proxy solicitor, D. F. King & Co., Inc., toll free, at 1-800-714-3312.

July 18, 1996       KANSAS CITY POWER & LIGHT COMPANY

(1)As reported in the Western Prospectus dated July 3, 1996 and excluding costs to achieve savings and transaction costs. In the Western Prospectus, Western estimated earnings per share for 1998 based on Western's closing stock price on July 2, 1996 resulting in an exchange ratio of 1.01224.

(2)Assumes that Western underestimated the rate reduction by $46.3 million, derived by subtracting from Kansas Corporation Commission staff's recommended $105 million annual rate reduction both (i) Western's proposal for an $8.7 million rate reduction and (ii) Western's proposal for $50 million accelerated depreciation of its investment in the Wolf Creek nuclear plant. The $46.3 million adjustment as reduced by 40% to reflect the effect of taxes results in an after-tax adjustment of $27.78 million, which results in a reduction to earnings per share of approximately $0.22 based upon 128,136,000 shares outstanding.

(3)Assumes that $70.421 million in first year savings claimed by Western in the Western Prospectus are overstated by $23.474 million. KCPL's analysis of Western's claimed merger-related savings indicates that Western overestimated total purchasing savings by 62.7% and overestimated total administrative savings by 48.5%. Applying such percentages to the first year purchasing and administrative savings in the Western Prospectus indicates that first year merger-related savings are overstated by slightly more than one-third. One-third of Western's estimate of $70.421 million equals $23.474 million. The $23.474 million adjustment as reduced by 40% to reflect the effect of taxes results in an after-tax adjustment of $14.084 million, which results in a reduction to earnings per share of approximately $0.11 based upon 128,136,000 shares outstanding.

(4)Utility industry estimated average for 1996 as calculated in Merrill Lynch, Pierce, Fenner & Smith Incorporated report dated
June 24, 1996.

The foregoing materials contain certain statements of opinion and belief of KCPL. Certain information in these materials is provided to facilitate an analysis of the potential value of Western's proposal. The implied reduction, if any, in Western's common stock value may be greater or less than indicated above.